Exhibit 10.2

OPTION AGREEMENT

THE BOARD OF DIRECTORS of Lapolla Industries, Inc. authorized and approved the Equity Incentive Plan (“Plan”). The Plan provides for the grant of Options to employees, directors and consultants of Lapolla Industries, Inc. (“Company”). Unless otherwise provided in this Option Agreement (“Agreement”), all defined terms shall have the respective meanings ascribed to them under the Plan.

1. Grant of Option. Pursuant to authority granted to it under the Plan, the Administrator responsible for administering the Plan hereby grants to DOUGLAS J. KRAMER, as an employee of the Company (“Participant”) and as of January 22, 2014 (“Grant Date”), five hundred thousand (500,000) Options. Each Option permits the Participant to purchase one share of Lapolla Industries, Inc. common stock, $0.01 par value per share (“Shares”).

2. Character of Options. Pursuant to the Plan, Options granted herein may be Incentive Stock Options or Nonstatutory Stock Options, or both. The Options granted herein shall be Nonstatutory Stock Options.

3. Exercise Price. The Exercise Price per Share for each Option granted herein is Seventy-Two Cents ($0.72), which is the Fair Market Value of a Share of the Company’s common stock on the Grant Date, determined based on the per Share closing price on such date.

4. Vesting. All of the Options granted hereunder shall initially be unvested. The total number of Options granted to the Participant shall vest over a three-year period running from the Grant Date of such Options, with Options first vesting on the first (1st) anniversary of the Grant Date, in accordance with the following schedule, subject in each case to the Participant’s continued satisfactory employment through the vesting date:

Cumulative
Anniversary of Grant	Vested Percentage

1st	33 1/3%
2nd	66 2/3%
3rd	100%

5. Exercisability. The Options shall be exercisable immediately upon vesting in accordance with Section 4 of this Agreement.

6. Term of Options. All then existing and unexercised Options, whether or not previously vested, shall expire on January 21, 2019 (five years from the Grant Date).

7. Payment of Exercise Price. Options represented hereby may be exercised in whole or in part by the Participant delivering to the Company his payment of the Exercise Price of the Option so exercised: (i) in cash, by check or cash equivalent; (ii) by tender to the Company of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price; (iii) by tender to the Company of a written consent to accept a reduction in the number of shares of Stock to which the Option relates (“Reduced Number of Shares”), which Reduced Number of Shares, when ascribed a value, shall be equal to the exercise price of the balance of shares of Stock covered by the Option; (iv) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”); (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law; or (vi) by any combination thereof. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

8. Limits on Transfer of Options. The Option granted herein shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution, except for gifts to family members subject to any specific limitation concerning such gift by the Administrator in its discretion; provided, however, that the Participant may designate a beneficiary or beneficiaries to exercise the Participant’s rights and receive any Shares purchased with respect to any Option upon the Participant’s death. Each Option shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by his legal representative. No Option herein granted or Shares underlying any Option shall be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. Notwithstanding the foregoing, to the extent permitted by the Administrator, in its discretion, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended.

9. Termination of Employment. If the Participant’s employment is terminated with the Company, the Option and any unexercised portion shall be subject to the provisions below:

(a) Upon the termination of the Participant’s employment with the Company, to the extent not theretofore exercised, the Participant’s vested Option shall continue to be valid; provided, however, that:

(i) If the Participant shall die while in the employ of the Company or during the one (1) year period, whichever is applicable, specified in clause (ii) below and at a time when such Participant was entitled to exercise an Option as herein provided, the legal representative of such Participant, or such Person who acquired such Option by bequest or inheritance or by reason of the death of the Participant, may, not later than fifteen (15) months from the date of death, exercise such Option, to the extent not theretofore exercised, in respect of any or all of such number of Shares specified by the Administrator in such Option; and

(ii) If the Participant’s employment shall terminate by reason of the Participant’s retirement (at such age upon such conditions as shall be specified by the Board of Directors), disability (as described in Section 22(e) of the Code), resignation by Participant for “good reason” (as defined below), or dismissal by the Company other than “for cause” (as defined below), and while the Participant is entitled to exercise such Option as herein provided, the Participant shall have the right to exercise such Option so granted, to the extent not theretofore exercised, in respect of any or all of such number of Shares as specified by the Administrator in such Option, at any time up to one (1) year from the date of termination of the Participant’s employment by reason of retirement, disability, resignation by Participant for good reason or dismissal other than for cause, provided that if the Participant dies within such twelve (12) month period, subclause (i) above shall apply.

(b) If the Participant voluntarily terminates his employment without good reason or is discharged for cause, any Options granted hereunder shall forthwith terminate with respect to any unexercised portion thereof, whether vested or unvested.

(c) If any Options granted hereunder shall be exercised by the Participant’s legal representative if the Participant should die or become disabled, or by any person who acquired any Options granted hereunder by bequest or inheritance or by reason of death of any such person, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or other person to exercise such Options.

(d) For all purposes under this Agreement, the term “good reason” shall mean “Good Reason” as defined in the employment agreement then in effect between the Participant and the Company or, in the absence of such an agreement, as defined in the Participant’s most recent prior employment agreement with the Company.

(e) For all purposes under this Agreement, the term “for cause” shall mean “Cause” as defined in the employment agreement then in effect between the Participant and the Company or, in the absence of such an agreement, as defined in the Plan.

10. Restriction; Securities Exchange Listing. All certificates for shares delivered upon the exercise of Options granted herein shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Administrator may cause a legend or legends to be placed on such certificates to make appropriate reference to such restrictions. If the Shares or other securities are traded on a national securities exchange, the Company shall not be required to deliver any Shares covered by an Option unless and until such Shares have been admitted for trading on such securities exchange.

11. Adjustments. If there is any change in the capitalization of the Company affecting in any manner the number or kind of outstanding shares of Common Stock of the Company, whether by stock dividend, stock split, reclassification or recapitalization of such stock, or because the Company has merged or consolidated with one or more other corporations (and provided the Option does not thereby terminate in connection therewith), then the number and kind of shares then subject to the Option and the price to be paid therefor shall be appropriately adjusted by the Board of Directors; provided, however, that in no event shall any such adjustment result in the Company’s being required to sell or issue any fractional shares. Any such adjustment shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option, but with an appropriate adjustment to the price of each Share or other unit of security covered by this Option.

12. Change in Control. In the event of a Change in Control (as defined in the Plan), the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, either assume the Company’s rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiror’s stock. In the event the Acquiror elects not to assume or substitute for outstanding Options in connection with a Change in Control, the Committee shall provide that any unexercised and/or unvested portions of outstanding Options shall be immediately exercisable and vested in full as of the date thirty (30) days prior to the date of the Change in Control. The exercise and/or vesting of any Option that was permissible solely by reason of this Section 12 shall be conditioned upon the consummation of the Change in Control. Any Options which are not assumed by the Acquiror in connection with the Change in Control nor exercised as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

13. Amendment to Options Herein Granted. The Options granted herein may not be amended without the Participant’s consent.

14. Withholding Taxes. As provided in the Plan, the Company may withhold from sums due or to become due to Participant from the Company an amount necessary to satisfy its obligation to withhold taxes incurred by reason of the disposition of the Shares acquired by exercise of the Options in a disqualifying disposition (within the meaning of Section 421(b) of the Code), or may require the Participant to reimburse the Company in such amount.

LAPOLLA INDUSTRIES, INC.

By: /s/ Richard J. Kurtz, Chairman of the Board

Richard J. Kurtz, Chairman of the Board

/s/ Douglas J. Kramer

DOUGLAS J. KRAMER